CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK

OF

QUEST SOLUTION, INC.

QUEST SOLUTION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.

The name of the corporation is QUEST SOLUTION, INC., formerly known as Left Right Marketing Technology, Inc. (the “Corporation”).

2.

The Certificate of Designation of Series A Preferred Stock of Left Right Marketing Technology, Inc. (the “Certificate of Designation”) is hereby amended as follows:

a.

Section 3 entitled “Liquidation Preference” is hereby removed in its entirety and is intentionally left blank;

b.

Sections 4 entitled “Conversion” is hereby removed in its entirety and is intentionally left blank;

c.

Section 5 entitled “Redemption” is hereby removed in its entirety and is intentionally left blank;

d.

Section 6 entitled “Voting Rights” is hereby removed and replaced and its entirety with the following:

“6.

VOTING RIGHTS. The holders of each share of Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 250 votes on all matters submitted to a vote of the stockholders of the Company.  In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided the Certificate of Incorporation, including any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c) Except as set forth herein, or as otherwise required by law, holders of Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action. Without limiting the generality of the foregoing, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.”

3.

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation to be signed by its duly authorized representative, this 26th day of February, 2015.

QUEST SOLUTION, INC.

By:  /s/ Jason F. Griffith

Jason F. Griffith

Chief Executive Officer and

Principal Executive Officer

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